Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

BNY Mellon Investment Funds III (formerly, The Dreyfus/Laurel Funds Trust):

We consent to the use of our report dated July 26, 2019, with respect to the financial statements of BNY Mellon Equity Income Fund formerly known as Dreyfus Equity Income Fund, a series of BNY Mellon Investment Funds III, as of May 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

September 26, 2019